As filed with the Securities and Exchange Commission on August 1, 2013.

Registration No. 033-63267

Registration No. 033-63269

Registration No. 033-63271

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 033-63267

Post-Effective Amendment No. 1 to Form S-8 Registration No. 033-63269

Post-Effective Amendment No. 1 to Form S-8 Registration No. 033-63271

UNDER

THE SECURITIES ACT OF 1933

FREEPORT-MCMORAN COPPER & GOLD INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue

Phoenix, Arizona 85004

(Address, including zip code, of Principal Executive Offices)

Freeport-McMoRan Copper & Gold Inc. Adjusted Stock Award Plan

Freeport-McMoRan Copper & Gold Inc. 1995 Stock Option Plan

Freeport-McMoRan Copper & Gold Inc. 1995 Stock Option Plan for Non-Employee Directors

(Full title of the plans)

Douglas N. Currault II

Assistant General Counsel and Corporate Secretary

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004-2189

(602) 366-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kelly Simoneaux

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•

Registration No. 033-63267, filed with the SEC on October 6, 1995, registering 7,824,376 shares of the Company’s Class B common stock, par value $0.10 per share, issuable under the Freeport-McMoRan Copper & Gold Inc. Adjusted Stock Award Plan;

•

Registration No. 033-63269, filed with the SEC on October 6, 1995, registering 10,000,000 shares of the Company’s Class B common stock, par value $0.10 per share, issuable under the Freeport-McMoRan Copper & Gold Inc. 1995 Stock Option Plan; and

•

Registration No. 033-63271, filed with the SEC on October 6, 1995, registering 2,000,000 shares of the Company’s Class B common stock, par value $0.10 per share, issuable under the Freeport-McMoRan Copper & Gold Inc. 1995 Stock Option Plan for Non-Employee Directors.

In accordance with the undertakings contained in the Registration Statements, the Registrant hereby files these post-effective amendments to the Registration Statements to deregister all of the securities of the Company registered under the Registration Statements (consisting of shares of Class A common stock, shares of Class B common stock and related preferred stock purchase rights) that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 1, 2013.

Freeport-McMoRan Copper & Gold Inc.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities indicated on August 1, 2013.

Signature	Title

/s/ James R. Moffett	Chairman of the Board
James R. Moffett

/s/ Richard C. Adkerson Richard C. Adkerson	Vice Chairman, President, Chief Executive Officer (Principal Executive Officer)

/s/ James C. Flores	Vice Chairman of the Board
James C. Flores

/s/ B.M. Rankin, Jr.	Vice Chairman of the Board
B. M. Rankin, Jr.

/s/ Kathleen L. Quirk Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ C. Donald Whitmire, Jr. C. Donald Whitmire, Jr.	Vice President and Controller - Financial Reporting (Principal Accounting Officer)

/s/ Robert J. Allison, Jr.	Director
Robert J. Allison, Jr.

S-1

/s/ Alan R. Buckwalter, III	Director
Alan R. Buckwalter, III

/s/ Robert A. Day	Director
Robert A. Day

/s/ Gerald J. Ford	Director
Gerald J. Ford

/s/ Thomas A. Fry, III	Director
Thomas A. Fry, III

/s/ H. Devon Graham, Jr.	Director
H. Devon Graham, Jr.

/s/ Charles C. Krulak	Director
Charles C. Krulak

/s/ Bobby Lee Lackey	Director
Bobby Lee Lackey

/s/ Jon C. Madonna	Director
Jon C. Madonna

/s/ Dustan E. McCoy	Director
Dustan E. McCoy

/s/ Stephen H. Siegele	Director
Stephen H. Siegele

S-2